Exhibit 4.1

FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of February 5, 2021, is by and among UNIFI MANUFACTURING, INC., a North Carolina corporation (“Unifi Manufacturing”), UNIFI, INC., a New York corporation (“Parent”; Unifi Manufacturing and Parent, each, a “Borrower” and, collectively, the “Borrowers”), the Guarantors (as such term is defined below) (the Borrowers and Guarantors, each, a “Loan Party” and, collectively, the “Loan Parties”), the Lenders (as such term is defined below) party hereto, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, reference is made to that certain Amended and Restated Credit Agreement dated as of March 26, 2015, by and among the Borrowers, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), and the Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of June 26, 2015, as further amended by that certain Second Amendment to Amended and Restated Credit Agreement dated as of November 19, 2015, as further amended by that certain Third Amendment to Amended and Restated Credit Agreement and Second Amendment to Amended and Restated Guaranty and Security Agreement dated as of December 18, 2018, as further amended by that certain Fourth Amendment to Amended and Restated Credit Agreement dated as of April 29, 2010 (and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to certain amendments to the Credit Agreement as set forth in this Agreement, and the Agent and the Lenders party hereto have agreed to such amendments to the Credit Agreement, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, the Borrowers by the Lenders, the Borrowers, the Agent, and the Lenders party hereto agree as follows:

SECTION 1.  Defined Terms; Incorporation of Recitals.  Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.  This Agreement constitutes a Loan Document.  The recitals to this Agreement are incorporated by reference into this Agreement.

SECTION 2.  Amendments to Credit Agreement.

(a)  Amendment to Schedule 1.1.  Schedule 1.1 to the Credit Agreement is amended by including the following new definition in proper alphabetical order:

“Fifth Amendment Effective Date” means February 5, 2021.

(b)  Amendment to Section 6.7.  Section 6.7(c) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(c)Subject to the final proviso to this clause (c), Parent may make Restricted Payments consisting of dividends and share repurchases with respect to Equity Interests of Parent so long as, either:

(i) (A) each such Restricted Payment is permitted by law, (B) on the date any such Restricted Payment is made, no Default or Event of Default shall exist or shall have occurred and be continuing and no Default or Event of Default would result therefrom, (C) on a pro forma basis, after giving effect to each such Restricted Payment and any Revolving Loans made in connection therewith, (1) Excess Availability shall not be less than the Trigger Level at any time during the period from the 30th day prior to the making of such Restricted Payment through and including the date of the making of such Restricted Payment (measured as if such Restricted Payment and any Revolving Loans made in connection therewith had been made on the first day of such 30 day period), and (2) the Fixed Charge Coverage Ratio of the Loan Parties for the most recent 12 fiscal month period ended at least 21 days before such Restricted Payment is made (as presented in financial reporting information which is in form and substance satisfactory to the Agent) shall be at least 1.0 to 1.0, as calculated on a pro forma basis as if such Restricted Payment and all other Restricted Payments made pursuant to this Section 6.7(c) since the last day of such 12 fiscal month period (in each case together with any Revolving Loans made in connection therewith) were made on the last day of such 12 fiscal month period, and (D) on or prior to the date of each such Restricted Payment, Borrowers shall have delivered to Agent an officer's certificate from an Authorized Person as to the satisfaction of all conditions set forth in this clause (i) (it being understood that, in the case of share repurchases, such certificates may be provided on a weekly basis for share repurchases made during the prior week rather than on the date of each repurchase), or

(ii) (A) each such Restricted Payment is permitted by law, (B) on the date any such Restricted Payment is made, no Default or Event of Default shall exist or shall have occurred and be continuing and no Default or Event of Default would result therefrom, (C) the Leverage Ratio for the most recent 12 fiscal month period ended at least 21 days before such Restricted Payment is made (as presented in financial reporting information which is in form and substance satisfactory to the Agent) shall be less than or equal to 3.00 to 1.00, as calculated on a pro forma basis as if such Restricted Payment and all other Restricted Payments made pursuant to this Section 6.7(c) since the last day of such 12 fiscal month period (in each case together with any Revolving Loans made in connection therewith) were made on the last day of such 12 fiscal month period, and (D) on or prior to the date of each such Restricted Payment, Borrowers shall have delivered to Agent an officer's certificate from an Authorized Person as to the satisfaction of all conditions set forth in this clause (ii) (it being understood that, in the case of share repurchases, such certificates may be provided on a weekly basis for share repurchases made during the prior week rather than on the date of each repurchase), provided, however, that, any other provision of this clause (c) to the contrary notwithstanding, during the period commencing on (and including) the Fifth Amendment Effective Date and ending on (and including) June 30, 2021, Parent may make Restricted Payments consisting of share repurchases with respect to Equity Interests of Parent so long as (1) the aggregate amount of such Restricted Payments made under this proviso does not exceed $5,000,000; (2) on the date any such Restricted Payment under this proviso is made, no Default or Event of Default shall exist or shall have occurred and be continuing and no Default or Event of Default would result therefrom, (3) on a pro forma basis,

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after giving effect to each such Restricted Payment under this proviso, Excess Availability shall not be less than the Trigger Level at any time during the period from the 30th day prior to the making of such Restricted Payment through and including the date of the making of such Restricted Payment (measured as if such Restricted Payment had been made on the first day of such 30 day period), (4) immediately before and after giving effect to any Restricted Payment under this proviso, the outstanding principal amount of all Revolving Loans and Swing Loans shall be $0.00, and (5) on or prior to the date of each such Restricted Payment under this proviso, Borrowers shall have delivered to Agent an officer's certificate from an Authorized Person as to the satisfaction of all conditions set forth in this proviso (it being understood that, such certificates may be provided on a weekly basis for share repurchases made during the prior week rather than on the date of each repurchase), and

SECTION 3.  Conditions to Effectiveness.  The effectiveness of the amendments set forth in Section 2 is subject to satisfaction, on or before February 26, 2021, of the following conditions precedent (the date of such satisfaction being the “Fifth Amendment Effective Date”):

(a)  (i) each Loan Party shall have executed and delivered to the Agent a counterpart of this Agreement, (ii) Required Lenders shall have executed and delivered to the Agent a counterpart of this Agreement, and (iii) the Agent shall have executed and delivered a counterpart of this Agreement;

(b)  the representations and warranties of the Loan Parties contained in Section 4 hereof shall be true and correct on and as of the Fifth Amendment Effective Date; and

(c)  before and immediately after the Fifth Amendment Effective Date, no Event of Default shall have occurred and be continuing.

SECTION 4.  Representations and Warranties of the Loan Parties.  Each Loan Party hereby represents and warrants on and as of the Fifth Amendment Effective Date that:

(a)  after giving effect to this Agreement, the representations and warranties of each Loan Party contained in the Loan Documents shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the Fifth Amendment Effective Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which event such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);

(b)  this Agreement has been duly executed and delivered by each Loan Party and this Agreement constitutes a legal, valid, and binding obligation of such Loan Party, enforceable against such Loan Parties in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally;

(c)  the Security Documents and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Obligations;

(d)  the execution and delivery by each Loan Party of this Agreement and the performance by each Loan Party of the Credit Agreement (as amended hereby) have been duly authorized by all necessary corporate or limited liability company action (as applicable) and do not (i) contravene the terms of any of that Person’s Governing Documents; (ii) conflict with or result in any breach or contravention of, or result in the creation of any Lien (other than Permitted Liens) under, any material agreement, instrument or

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other undertaking to which such Person is a party or by which it or any of its property is bound or any order, injunction, writ or decree of any Governmental Authority to which such Person or its assets are subject, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) violate any provision of federal, state, or local law or regulation applicable to any Loan Party or its Domestic Subsidiaries in any respect, except, as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

SECTION 5.  Effects on Loan Documents.

(a)  On and after the Fifth Amendment Effective Date, each reference in any Loan Document to “the Credit Agreement” shall mean and be a reference to the Credit Agreement as amended hereby and each reference in the Credit Agreement to “this agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby.

(b)  Except as specifically set forth herein (i) all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed; (ii) no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof (and after giving effect to the terms of this Agreement); and (iii) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power, or remedy of Agent, any Lender, the Swing Lender, or any Issuing Lender under any of the Loan Documents nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of any of them under the Loan Documents, except to the extent expressly set forth herein.

(c)  To the extent that any provision of the Credit Agreement (as amended hereby) or any of the other Loan Documents are inconsistent with the provisions of this Agreement, the provisions of this Agreement shall control.

SECTION 6.  GOVERNING LAW.  THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES, OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.  Miscellaneous.

(a)  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(b)  Each Loan Party acknowledges and agrees that the execution, delivery, and performance of this Agreement shall not create (nor shall such Loan Party rely upon the existence of or claim or assert that there exists) any obligation of Agent or any Lender to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and if Agent and

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the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Agreement nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

(c)  To induce Agent and Lenders to enter into this Agreement, each Loan Party acknowledges, stipulates, and agrees that (i) all of the Obligations are absolutely due and owing by Loan Parties to Agent and Lenders in accordance with the terms and provisions of the Credit Agreement as amended hereby, without defense, deduction, offset or counterclaim (and, to the extent any Loan Party had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Loan Party); (ii) the Loan Documents (to the extent amended hereby) to which such Loan Part is a party are legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (iii) the Liens granted by each Loan Party to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (iv) each of the recitals contained at the beginning of this Agreement is true and correct; (v) if such Loan Party is a Guarantor, such Loan Party reaffirms and ratifies its guaranty obligations under the Loan Documents to which it is a party and agrees that none of such obligations thereunder shall be diminished or limited in any way by the execution and delivery of this Agreement; and (vi) before executing this Agreement, each Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.

(d)  Nothing under this Agreement shall extinguish the Obligations under the Credit Agreement. Nothing expressed or implied in this Agreement, the Credit Agreement (as amended hereby), or any other document contemplated hereby shall be construed as a release or other discharge of any Loan Party under the Credit Agreement or any other Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided in this Agreement, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement. This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.

(e)  The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

(f)  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder or contemplated herein shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any other instrument or agreement required or contemplated hereunder.

(g)  References in this Agreement to any Section or subsection are, unless otherwise specified, to such Section or Subsection of this Agreement.

(h)  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of

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transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(i)  To the extent any Person party hereto is an Issuing Lender or the Swing Lender, such Person, in such capacities, agrees and consents to the terms of this Agreement, subject to the satisfaction of the conditions precedent set forth herein.

[Continued on following page.]

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IN WITNESS WHEREOF, each of the parties hereto have caused their duly authorized officers to execute and deliver a counterpart of this Agreement as of the date first above written.

BORROWERS:	UNIFI MANUFACTURING, INC.

By: /s/ CRAIG CREATURO
Name: Craig Creaturo
Title: Executive Vice President and CFO
UNIFI, INC.

By: /s/ CRAIG CREATURO
Name: Craig Creaturo
Title: Executive Vice President and CFO

GUARANTOR:	UNIFI SALES & DISTRIBUTION, INC.

By: /s/ CRAIG CREATURO
Name: Craig Creaturo
Title: President

[UNIFI—FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

AGENT AND LENDERS:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent and as a Lender

By: /s/ ZACHARY S. BUCHANAN
Name: Zachary S. Buchanan
Title: Vice President

[UNIFI—FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender

By: /s/ ANDREW A DOHERTY
Name: Andrew A Doherty
Title: Senior Vice President

[UNIFI—FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ PATRICK LINGROSSO
Name: Patrick Lingrosso
Title: Vice President

[UNIFI—FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT]